Exhibit 99a
April 10, 2009
Mr. Joe Carter
UMWA International — Vice President
District 17
1300 Kanawha Blvd. E.
Charleston, WV 25301
Subject: Pinnacle Mining Company, LLC WARN Notice
Dear Mr. Carter:
We regret to inform you that recent, unprecedented events have caused Pinnacle Mining Company, LLC’s Pinnacle, and Green Ridge #1 mines and the Pinnacle Preparation Plant to be idled as of April 13, 2009. On April 1, 2009, a major client unexpectedly cancelled an order of 68,000 tons of low volatile metallurgical coal that was scheduled to be shipped in April. To complicate matters, new orders, which normally are secured at this time for an April to March, 12-month contract year, have not materialized. As a result of these unforeseeable circumstances, Pinnacle Mining Company has no choice but to curtail operations at this time.
At this time it is unclear how long this idling may last. This will depend on the ability to obtain new orders for the product. Given the state of the economy and the metallurgical coal market, unless there is an unanticipated upturn in demand due to a rapid economic recovery or some other unforeseen event creating additional demand, the operations will remain down for an indeterminate length of time.
Due to this idling of the operations, hourly represented employees are to be laid off effective April 13, 2009. The names of the affected employees who are currently known and their current job titles are shown on the attached lists. Reductions in force and a realignment will be made in compliance with the provisions of the January 1, 2007 Coal Wage Agreement. Benefits for affected employees will be provided according to the terms of the 2007 Agreement.
In the event additional information is needed by you regarding this notice you should contact Mr. David Baker, Manager — Human Resources at P.O. Box 338, Pineville, WV 24874. His phone number is (304) 256-5247. His FAX number is (304) 256-7175. His e-mail address is David.Baker@CliffsNR.com.
The information contained in this notice is based upon information available to the Company on the date of this notice. Should a material change in circumstances affect the scope, timing or duration of the idling of operations we will notify you accordingly.
Very truly yours,
Pinnacle Mining Company, LLC
Russell Combs
General Manager
cc: James Patsey — President — UMWA Local 1713